Exhibit 99.1

FOR IMMEDIATE RELEASE

Financial Contact:

Janie Brown, Chief Financial Officer

503-359-2653

Merix Corporation Reports Fourth Quarter and Fiscal Year 2003 Results

Merix will conduct a conference call and live webcast on July 1, 2003 at 2:00 p.m. PT. To access the webcast, log on to www.merix.com. An on-line replay will be available on this site until July 15, 2003. A phone replay will be available until approximately midnight on July 6, 2003 by calling (719) 457-0820, access code 780454 .

FOREST GROVE, OR, July 1, 2003 - Merix Corporation (NASDAQ:MERX) today reported financial results for the quarter and year ended May 31, 2003. Sales for the quarter increased 4.7% to $22.5 million compared to $21.5 million for the fourth quarter of fiscal 2002. The Company had a net loss this quarter of $20.3 million or $1.39 per share (including a non-cash charge of $16.6 million or $1.14 per share, to establish a 100% valuation allowance against deferred tax assets) compared to a loss of $3.7 million or $0.25 per share in the same period last year. Excluding the impact of the valuation allowance, the fiscal 2003 fourth quarter pro-forma loss was $0.25 per share, which was within the range of prior guidance.

Sales for fiscal year 2003 increased 9.3% to $94.6 million, compared to $86.5 million for fiscal 2002. The Company had a net loss for fiscal 2003 of $30.1 million, or $2.07 per share, compared to a net loss of $9.6 million or $0.68 per share, for fiscal 2002. Excluding the impact of a pre-tax charge of $2.1 million for restructuring and related activities in the third quarter of fiscal 2003 and the valuation allowance for deferred taxes, the pro-forma net loss for fiscal 2003 was $0.84 per share.

Pro-forma net loss excludes the charge for restructuring and related activities and a valuation allowance against deferred tax assets. The charge for restructuring and related activities is non-recurring and the charge for the valuation allowance against deferred tax assets relates to cumulative income tax benefits recorded in prior periods. These charges have been excluded from pro-forma earnings as they are not considered to be representative of underlying trends in the Company’s performance and their exclusion provides the investor with additional information to more readily compare the Company’s results over multiple periods. See Related Financial Highlights in this earnings release for a reconciliation of GAAP to pro-forma earnings.

Gross margin improved to a negative 6.6% in the fourth quarter of fiscal 2003 from a negative 8.6% in the third quarter. Contributing to the improved margin in the fourth quarter was the impact of cost reduction actions, including the expected incremental benefit related to the Company’s third quarter restructuring, and spreading fixed manufacturing costs over higher production volumes, partially offset by lower average selling prices. The balance sheet remained strong at the end of the year with cash and investments of $44 million and debt to total capitalization of 19%.

Income tax expense was $14.1 million in the fourth quarter of fiscal 2003, primarily due to a non-cash charge of $16.6 million required to establish a full valuation allowance against deferred tax assets as required by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). The charge for the valuation allowance was partially offset by a benefit for income taxes of $2.5 million, which represented an effective tax rate in the fourth quarter of 40%. As the Company returns to profitability, SFAS 109 will require the Company to begin restoring deferred tax assets, which will result in a reduction of future tax expense. Under SFAS 109, the Company does not expect to record any net tax benefit or expense in fiscal 2004.

Mark Hollinger, Chairman and Chief Executive Officer of Merix, commented, “Fiscal year 2003 was another very challenging year for Merix and the electronics industry. We continued to pursue strategies which have improved our competitive position and increased our market share. We have focused on (1) offering additional services, including our Thermal Management Solution and expanded quick-turn capability; (2) strengthening the sales organization, including strategic additions in Europe and China; (3) ramping new customers and programs, including major new customers such as Sun Microsystems, Ericsson and Juniper Networks; in the fourth quarter we set an internal record for new customers in a quarter with the addition of 24 new customers; and (4) prudently investing for the future while reducing costs and conserving cash. I am very proud of the focus the team has brought to bear on these efforts and with our successes to date. We are not satisfied with our net losses and we believe successful execution of these strategies will contribute to growth and prosperity as our end markets recover.”

Hollinger continued, “Our quick-turn orders comprised 29% of sales in the fourth quarter, up from 25% of sales in the third quarter. We are taking significant actions to grow this business at our Forest Grove facility, utilizing existing equipment and with only modest incremental capital investment. We are excited about the potential of this business.”

“I am especially pleased about establishing a physical presence in Europe and China through the addition to our sales force of employees from those regions. This will enable us to develop closer ties to our existing customers and to attract new business there, which positions us favorably for future growth,” said Hollinger.

Hollinger continued, “Our fourth quarter reflects an increase in sales over the third quarter, and we ended the quarter with a book-to-bill ratio of 1 to 1.19. Plant closures by competitors are better aligning available capacity with demand and creating opportunities for us to grow market share. As of today, end market demand has not improved significantly but we have achieved success through our strategy of taking share in a down market and we are seeing higher order levels from our customers. To meet the higher levels of demand, we have been increasing our direct labor headcount.”

“We currently expect sales for the first quarter of fiscal year 2004 to be up approximately 25% compared to our fourth quarter, with a pro-forma net loss of between $0.14 and $0.18 per share, including a benefit for income taxes using an effective tax rate of 40%. GAAP net loss is expected to be between $0.24 and $0.30 per share, reflecting a charge of between $0.10 and $0.12 per share for a valuation allowance against the deferred tax asset generated during the quarter. This outlook assumes average pricing declines of 2% to 3% compared to the fourth quarter.”

“Many of the actions we have taken during this extended downturn continue to affect our employees and I again want to thank them for their dedication, contribution, and commitment to Merix. We recognize that our people are key to our success. Through the combination of our people, our financial strength, and our strategies, we believe we are positioned for future success,” concluded Hollinger.

Merix is a leading manufacturer of technologically advanced, multilayer, rigid printed circuit boards for use in sophisticated electronic equipment. Merix provides high-performance materials, quick-turn prototype, pre-production and volume board production to its customers. Principal markets served by Merix include data communications and wireless telecommunications, high-end computing and storage, and test and measurement end markets in the electronics industry. Additional corporate information is available on the internet at www.merix.com.

Forward-looking statements in this release relating to the Company’s prospects, including estimates of sales and earnings, are made pursuant to the safe harbor provisions of the federal securities laws. Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements: the continued effects on operating results of the slow-down in the general economy and the electronics and printed circuit board industries; the related excess capacity in the printed circuit board industry and the ability to effectively utilize our assets; pricing and other competitive pressures in the industry from domestic and global competitors; our ability to successfully execute our quick-turn strategy; levels of quick-turn sales; the ability of emerging growth Company customers to secure capital; customer order levels, product mix and inventory build-up; lower than expected or delayed sales; our ability to realize profits to absorb deferred tax assets; our ability to reduce costs; our ability to retain or attract employees with sufficient know-how to conduct our manufacturing processes and maintain or increase our production output and quality; and other risks listed from time to time in the Company’s filings with the Securities and Exchange Commission or otherwise disclosed by the Company, including those set forth in the Company’s Annual Report on Form 10-K for the year ended May 25, 2002. Merix Corporation does not undertake any obligation to update any such factors or to publicly announce developments or events relating to the matters described herein.

MERIX CORPORATION

CONDENSED STATEMENTS OF OPERATION

(in thousands, except earnings per share data, unaudited)

	Three Months Ended		Twelve Months Ended
	May 31, 2003	May 25, 2002	May 31, 2003	May 25, 2002
	(unaudited)	(unaudited)	(unaudited)
Net sales	$22,543	$21,522	$94,573	$86,500
Cost of sales	24,039	22,520	96,972	87,080

Gross loss	(1,496)	(998)	(2,399)	(580)

Engineering	1,497	1,586	6,152	5,665
Selling, general and administrative	2,590	2,868	11,297	11,180
Restructuring and related activities	46	—	2,052	—

Total operating expense	4,133	4,454	19,501	16,845

Operating loss	(5,629)	(5,452)	(21,900)	(17,425)
Interest and other income (expense), net	(556)	(429)	(1,598)	709

Loss before taxes	(6,185)	(5,881)	(23,498)	(16,716)

Income tax expense (benefit)	14,100	(2,227)	6,585	(7,136)

Net loss	$(20,285)	$(3,654)	$(30,083)	$(9,580)

Net loss per diluted share	$(1.39)	$(0.25)	$(2.07)	$(0.68)

Shares used in per share calculations	14,617	14,384	14,519	14,081

MERIX CORPORATION

CONDENSED BALANCE SHEETS

(in thousands)

	May 31, 2003	May 25, 2002
	(unaudited)
Assets
Cash and short-term investments	$43,965	$51,930
Accounts receivable, net	13,253	10,808
Inventories	6,227	5,007
Income tax receivable	—	1,693
Deferred income taxes	—	1,574
Other current assets	799	1,036

Total current assets	64,244	72,048

Property, plant and equipment, net	76,376	83,647
Deferred income taxes	—	5,392
Other assets	940	115

Total assets	$141,560	$161,202

Liabilities and Shareholders’ Equity
Accounts payable	$7,316	$6,468
Accrued compensation	2,878	2,428
Accrued warranty	892	1,310
Other accrued liabilities	1,032	2,197

Total current liabilities	12,118	12,403

Long-term debt	25,000	16,000

Total liabilities	37,118	28,403

Shareholders’ equity	104,442	132,799

Total liabilities and shareholders’ equity	$141,560	$161,202

MERIX CORPORATION

RELATED FINANCIAL HIGHLIGHTS

(dollars and shares in thousands, except EPS)

	Q4 02		Q3 03		Q4 03
SUMMARY OPERATING RESULTS
Net Sales	100.0%	$21,522	100.0%	$22,056	100.0%	$22,543
Cost of Sales	104.6%	22,520	108.6%	23,945	106.6%	24,039
Gross Loss	-4.6%	(998)	-8.6%	(1,889)	-6.6%	(1,496)
Engineering Expense	7.4%	1,586	6.6%	1,458	6.6%	1,497
Selling, General & Administrative Expense	13.3%	2,868	12.1%	2,673	11.5%	2,590
Restructuring and Related Activities	0.0%	—	9.1%	2,006	0.2%	46
Total Operating Expense	20.7%	4,454	27.8%	6,137	18.3%	4,133
Operating Loss	-25.3%	(5,452)	-36.4%	(8,026)	-25.0%	(5,629)
Interest and Other Expense, net	-2.0%	(429)	-1.7%	(383)	-2.5%	(556)
Pretax Loss	-27.3%	(5,881)	-38.1%	(8,409)	-27.4%	(6,185)
Net Loss	-17.0%	(3,654)	-22.0%	(4,853)	-90.0%	(20,285)
Effective Tax Rate		37.9%		42.3%		-228.0%
Shares for EPS		14,384		14,547		14,617
Loss Per Share		$(0.25)		$(0.33)		$(1.39)

SALES BY END MARKETS (% of Sales)
Communications	82%	$17,653	73%	$16,209	82%	$18,378
High-end Computing & Storage	9%	1,972	15%	3,315	8%	1,767
Test & Measurement	7%	1,406	8%	1,766	6%	1,267
Other	2%	491	4%	766	4%	1,131

KEY FINANCIAL RATIOS
Cash used in Operations		$(3,602)		$(5,200)		$(788)
Inventory Turns - Annualized		20		18		17
Receivable Days		46		50		52
Debt to Total Capital		0.11		0.17		0.19

OTHER
Capital Expenditures		$710		$842		$520
Depreciation and Amortization (% of sales)	13.1%	$2,825	12.0%	$2,652	11.3%	$2,552

	EPS	Net Loss	EPS	Net Loss	EPS	Net Loss
NON-GAAP EARNINGS RECONCILIATION
GAAP Net Loss	$(0.25)	$(3,654)	$(0.33)	$(4,853)	$(1.39)	$(20,285)
Pro-forma adjustments:
-Restructuring and Related Activities, net of income taxes	$—	—	$0.08	1,226	$—	28
-Valuation Allowance on Deferred Tax Asset	$—	$—	$—	$—	$1.14	16,574

Pro-forma Net Loss	$(0.25)	$(3,654)	$(0.25)	$(3,627)	$(0.25)	$(3,683)

MERIX CORPORATION

RELATED FINANCIAL HIGHLIGHTS

(dollars and shares in thousands, except EPS)

	FY2002		FY2003
SUMMARY OPERATING RESULTS
Net Sales	100.0%	$86,500	100.0%	$94,573
Cost of Sales	100.7%	87,080	102.5%	96,972
Gross Loss	-0.7%	(580)	-2.5%	(2,399)
Engineering Expense	6.5%	5,665	6.5%	6,152
Selling, General & Administrative Expense	13.0%	11,180	12.0%	11,297
Restructuring Expense	0.0%	—	2.2%	2,052
Total Operating Expense	19.5%	16,845	20.6%	19,501
Operating Loss	-20.1%	(17,425)	-23.2%	(21,900)
Interest and Other Income (Expense), net	0.8%	709	-1.7%	(1,598)
Pretax Loss	-19.3%	(16,716)	-24.8%	(23,498)
Net Loss	-11.1%	(9,580)	-31.8%	(30,083)
Effective Tax Rate		42.7%		-28.0%
Shares for EPS		14,081		14,519
Loss Per Share		$(0.68)		$(2.07)

SALES BY END MARKETS (% of Sales)
Communications	76%	$65,426	76%	$71,637
High-end Computing	12%	10,696	13%	12,169
Test & Measurement	10%	8,264	7%	7,038
Other	2%	2,114	4%	3,729

KEY FINANCIAL RATIOS
Cash from (used in) Operations		$2,650		$(10,714)
Inventory Turns		18		17
Receivable Days		51		48
Debt to Total Capital		0.11		0.19

OTHER
Capital Expenditures		$16,809		$5,194
Depreciation and amortization (% of sales)	12.2%	$10,592	11.3%	$10,679

	EPS	Net Loss	EPS	Net Loss
NON-GAAP EARNINGS RECONCILIATION
GAAP Net Loss	$(0.68)	$(9,580)	$(2.07)	$(30,083)
Pro Forma adjustments:
-Restructuring and Related Activities, net of income taxes	$—	—	$0.09	1,254
-Valuation Allowance on Deferred Tax Asset	$—	$—	$1.14	16,574

Pro-forma Net Loss	$(0.68)	$(9,580)	$(0.84)	$(12,255)